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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:


                COLLABORATIVE AND THE WEST COMPANY SIGN AGREEMENT
                            FOR SALE OF SMO DIVISION

Cleveland, Ohio, December 22, 1998...Collaborative Clinical Research, Inc. (NASDAQ: CCLR) today reported that it has reached a definitive agreement to sell the assets of its Clinical SMO Division to The West Company (NYSE: WST) of Lionville, Pennsylvania for $15 million in cash, subject to post-closing adjustments. The assets included in the transaction include all of those related to Collaborative's Affiliated Site Network and its GFI Pharmaceutical Services, Inc., and WCE Clinical Evaluations units. After the transaction, the assets of Collaborative will consist of approximately $40 million in cash and other marketable securities, no debt and its DataTRAK, Inc. subsidiary. There are currently 6.432 million Collaborative shares outstanding.

The transaction is subject to the approval of Collaborative's shareholders, the receipt of regulatory approvals and other customary conditions precedent. All of Collaborative's directors and executive officers have agreed to vote in favor of the transaction. The transaction is expected to close during the first quarter of 1999. Approximately 100 employees, led by Herbert L. Hugill, Collaborative's Chief Operating Officer, are expected to join West after the transaction.

Dr. Jeffrey A. Green, Collaborative's President & Chief Executive Officer stated, "This transaction represents an important step in our efforts to enhance shareholder value. Collaborative will now focus its efforts on DataTRAK, its proprietary technology for electronic data collection (EDC) applications in clinical research. Market research indicates a strong interest among sponsors of clinical research in EDC. DataTRAK technology has been used in more than 30 clinical trials involving a total of 17,000 patients, and is positioned to capitalize on sponsors' interest in using EDC in their clinical trials. The Company has hired a well-known healthcare and technology consulting firm to determine the best methods to realize the value of that technology for our shareholders."

Collaborative Clinical Research, Inc. currently provides clinical research services to three segments of the pharmaceutical and biotechnology industries. Through WCE Clinical Evaluations, it provides Rx to OTC switch and other OTC clinical research services, it provides Phase I clinical research services from its 80-bed clinic at GFI Pharmaceutical Services, Inc. and through its Affiliated SMO, which is composed of six therapeutic-focused sub-networks comprised of over 450 clinical research sites, it provides phase II, III and IV clinical research services. In addition, through DataTRAK, Inc., the Company provides electronic data capture technology and services to assist its clients to accelerate the completion of clinical trials.

Except for the historical financial information contained in this press release, the statements made in this release are forward looking statements. Factors that may cause actual results to differ materially from those in the forward looking statements include the degree of the Company's success in obtaining new contracts, the size and duration of clinical trials in which the Company and members of its network of Affiliated Sites participate, the timing of payments from sponsors and the timing of sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.


CONTACTS:  Dr. Jeffrey A. Green                   Terry C. Black
           President & Chief Executive Officer    Vice President of Finance
           (216) 491-9930                            and CFO
                                                  (216) 491-9930


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